Exhibit 10.8

                          AGREEMENT AND GENERAL RELEASE

      Agreement and General Release (this "Agreement"), dated as of March 31, 2008, by and between Sturm Ruger & Company, Inc., a Delaware corporation (the "Company"), and Stephen L. Sanetti ("Employee").

      WHEREAS, Employee is employed by the Company as its President; and

      WHEREAS, Employee desires to voluntarily resign from all offices and other positions he currently holds with the Company;

      NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties hereby agree as follows:

      1. Employment Status. Employee hereby voluntarily resigns, and the Company hereby accepts Employee's resignation, as President and an employee of the Company, in each case effective no later than May 1, 2008 (the date of effectiveness of such resignation is hereinafter referred to as the "Separation Date").

      2. Separation Arrangements. In consideration of the performance by Employee of his obligations pursuant to this Agreement, the Company agrees to pay to Employee $325,000, less applicable withholdings for federal, state and local taxes, which represents a special bonus and the value of all of Employee's accrued but unused vacation time. Such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Employee for such purpose on the Separation Date.

      From and after the Separation Date, Employee shall be entitled to receive his unused benefits as of the Separation Date under the 401(k) Plan of the Company and the Salaried Employees' Retirement Income Plan of the Company (collectively, the "Qualified Plans") in accordance with and subject to the terms and conditions of the Qualified Plans.

      The Company shall promptly process and pay all reasonable and customary business expenses incurred by Employee through the Separation Date and submitted by Employee to the Company for payment no later than fifteen (15) days after the Separation Date in accordance with the Company's ordinary expense payment procedures.


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      Employee acknowledges and agrees that Employee is not entitled to and shall not be entitled to any compensation or benefit of any kind or description from the Company or as a result of his employment by the Company other than as set forth herein or as otherwise required by applicable law.

      3. Release. In consideration of the Company's obligations pursuant to this Agreement, Employee, on behalf of himself and his heirs, successors, administrators and assigns (the "Employee Parties"), hereby releases and forever discharges the Company and any and all of its current and former directors, officers, employees, agents, stockholders, administrators, representatives, attorneys, insurers, fiduciaries, successors and assigns (the "Company Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims and demands whatsoever which the Employee Parties, or any of them, have or may hereafter have against the Company Parties, or any of them, arising out of or by reason of any cause, matter or thing whatsoever occurring up to the Separation Date, including, without limitation, any and all matters relating to Employee's employment by the Company and the termination thereof, including, but not limited to, any claims for employment discrimination on the basis of age, sex, race, national origin, disability or any other protected class and any claims for wages, salary, bonuses, severance pay or benefits of any kind or nature and any and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss. 1001 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. ss. 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. ss. 2601 et seq., and N.H.R.S.A. ss.354-A, all as amended. If any applicable law, regulation or rule prohibits a waiver of any such claim(s), Employee hereby represents and warrants that he has no such valid claim(s). Notwithstanding the foregoing, nothing contained herein shall constitute a release of Employee's benefits that are vested as of the Separation Date pursuant to the Qualified Plans and claims arising under this Agreement.

      Employee understands that he is releasing claims that he may not know about, which is his knowing and voluntary intent, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Agreement. Nevertheless, Employee expressly assumes that risk and agrees that


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this Agreement will remain effective in all respects in any such case. Employee expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims and he understands the significance of doing so. It is the express intent of the parties that this Agreement resolves all outstanding issues and/or claims between them, except as otherwise expressly provided herein.

      The Company hereby advises Employee: (a) that he should consult an attorney regarding this Agreement, (b) that he has twenty-one (21) days from the date of his receipt of this Agreement to consider whether he wants to sign it and (c) if he does sign this Agreement, he will have seven (7) days from the date he signs it to revoke his acceptance of its terms. At the conclusion of that seven (7) day period, this Agreement will become effective.

      4. Confidential Information. Employee acknowledges that during Employee's employment by the Company Employee has had access to and possession of non-public and/or proprietary information and materials concerning the Company, including, but not limited to, information concerning the Company's operations, systems, services, personnel, marketing, distribution, financial affairs, strategies and techniques, structure, products, product development, legal affairs and technology ("Confidential Information and Materials"). Confidential Information and Materials shall not include (i) information that is publicly known as of the Separation Date or (ii) information that becomes publicly known after the Separation Date without the fault of Employee. Employee agrees that Confidential Information and Materials are the exclusive property of the Company and that Employee will keep all Confidential Information and Materials confidential and will not, without the prior written consent of the Chief Executive Officer of the Company, disclose or otherwise make available any Confidential Information and Materials to any third person other than as required by applicable law or legal process or as may be necessary or appropriate in connection with Employee's carrying out his duties or enforcing his rights under this Agreement. Except as provided in the preceding sentence, Employee further agrees that Employee will not use any Confidential Information and Materials for Employee's personal benefit or for the benefit of any third person or entity without the prior written consent of the Chief Executive Officer of the Company.

      5. Non-Solicitation. Employee agrees that he will not, directly or indirectly, whether for his own benefit or for the benefit of any other entity or individual solicit, encourage, or in any way influence any person employed by, or engaged to render services on behalf of the Company, to leave the Company, or to engage in any activity contrary to or conflicting with the interests of the Company.


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      6. Non-Disparagement. Employee agrees that Employee will not intentionally publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company Parties. "Disparaging" remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities of the individual or entity being disparaged.
The Company agrees that neither it nor its directors and executive officers will intentionally publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning Employee. Notwithstanding the foregoing, nothing contained in this Paragraph 6 shall be deemed to prevent Employee, on the one hand, or the directors and executive officers of the Company, on the other hand, from providing truthful testimony in response to any subpoena, court order or other process of a valid governmental authority or seeking to enforce the Company's or Employee's rights under this Agreement.

      7. Tax Matters. The Company and Employee intend that this Agreement complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance of general applicability that are issued thereunder ("Section 409A"). The Company and Employee agree to negotiate in good faith regarding any amendments to this Agreement that may be necessary or desirable to comply with Section 409A.

      8. Cooperation. Employee agrees to make himself reasonably available at the Company's main offices or at such other locations as the Company and Employee may reasonably agree, following reasonable prior notice from the Company, to provide reasonable assistance to the executive officers of the Company in connection (i) with the transitioning of Employee's duties and responsibilities as President of the Company to a successor or successors and
(ii) the defense of the Company in connection with any actual or threatened legal proceeding that relates to or arises from activities or events that occurred during the period of Employee's employment by the Company, provided that such assistance will be limited to matters involving Employee's personal knowledge of the underlying facts. The Company agrees to reimburse Employee for any reasonable out-of-pocket expenses incurred by him in providing such assistance.

      Employee hereby waives the right voluntarily to assist, and will not provide voluntary assistance to, individuals or entities with claims or defenses adverse to the Company Parties. If Employee is compelled, pursuant to a subpoena, court order or other process of a valid governmental authority, to provide information or discovery to other individuals or entities who are


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adverse to the Company Parties he may do so only after giving the Company the best notice possible unde all of the circumstances, and preferably at least ten
(10) days advance written notice, of (i) any proceeding at which a court order regarding Employee's testimony or assistance is sought, (ii) any subpoena or process requiring or requesting Employee's testimony or assistance and (iii) the date on which the testimony or assistance is proposed or ordered to be made. The purpose of this notice is to allow the Company Parties to respond thereto and/or seek appropriate relief under this Paragraph 8. This Paragraph 8 will not prohibit Employee from assisting in an investigation or proceeding conducted by an agency of the United States or any state government. Employee nevertheless waives his right to seek or accept any damages or relief in any proceeding relating to any act or omission covered by the release in Paragraph 3 of this Agreement. The terms and conditions of this Paragraph 8 are procedural in nature, not substantive, and are not intended to and shall not operate to limit Employee's obligations to provide truthful testimony.

      9. Miscellaneous. Employee acknowledges that the benefits from the Company set forth in Paragraph 2(a) of this Agreement are benefits he would not be entitled to receive in the absence of this Agreement.

      Employee represents and warrants that Employee fully understands the terms of this Agreement and that Employee knowingly and voluntarily, of Employee's own free will without any duress, being fully informed and after due deliberation, accepts its terms and is executing and delivering this Agreement as Employee's own free act. Employee further represents and warrants that, except as set forth herein, no promises or inducements for this Agreement have been made, and employee is entering into this Agreement without reliance upon any statement or representation by any of the Company Parties or any other person concerning any fact material hereto.

      Employee confirms Employee's understanding that as a result of entering into this Agreement Employee will not have the right to assert that the Company unlawfully terminated Employee's employment or violated any rights in connection with Employee's employment, including Employee's right to assert any claim of unlawful discrimination.

      If the Company or Employee brings a lawsuit or files any claim in violation of this Agreement, Employee or the Company, as the case may be, may sue for breach of contract and any other appropriate cause of action and, if successful, will be entitled to recover costs and attorneys' fees incurred in connection with the defense of any such proceeding.


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      10. Remedies. Employee acknowledges that a breach by Employee of Paragraph
4, 5, 6 or 8 of this Agreement would be material, and would cause irreparable injury and agrees that the rights and remedies of the Company hereunder may be enforced both at law and in equity, by injunction or otherwise, without the requirement that the Company post any bond or security.

      11. Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Employee and the Company arising out of or relating to Employee's employment and the cessation thereof. This Agreement may only be changed by written agreement executed by Employee and the Company. To be effective, any waiver of any provision of this Agreement must be in writing and signed by the party against whom enforcement is sought.

      12. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

      13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      14. Headings. The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

                                             STURM, RUGER & COMPANY, INC.

/s/ Stephen L. Sanetti  April 10, 2007       /s/ Michael O. Fifer
----------------------                       --------------------
Stephen L. Sanetti                           Name:  Michael O. Fifer
                                             Title: Chief Executive Officer


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